MERCURY ASSET MANAGEMENT V.I. FUNDS, INC.

MERCURY V.I. U.S. LARGE CAP FUND

SERIES 1

FILE # 811-9159

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
2/15/00	Savvis Communications	$55,200	$408,000,000	Morgan Stanley
2/25/00	Palm, Inc.	$3,800	$874,000,000	Goldman Sachs
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